Exhibit 99.1

CONTACTS:	NEWS RELEASE

Media Relations:	Investor Relations:
Brett Kerr	Bryan Kimzey
713-830-8809	713-830-8777
brett.kerr@calpine.com	bryan.kimzey@calpine.com

CALPINE REPORTS THIRD QUARTER RESULTS,
NARROWS 2016 GUIDANCE AND PROVIDES 2017 GUIDANCE;
MORE THAN 65% OF MARKET CAP AVAILABLE FOR DEPLOYMENT OVER NEXT THREE YEARS

Summary of Third Quarter 2016 Financial Results (in millions):

	Three Months Ended September 30,			Nine Months Ended September 30,
	2016	2015	% Change	2016	2015	% Change

Operating Revenues	$2,355	$1,948	20.9%	$5,134	$5,036	1.9%
Income from operations	$462	$466	(0.9)%	$605	$833	(27.4)%
Net Income[1]	$295	$273	8.1%	$68	$282	(75.9)%
Commodity Margin[2]	$820	$974	(15.8)%	$2,057	$2,166	(5.0)%
Adjusted EBITDA[2]	$632	$791	(20.1)%	$1,458	$1,586	(8.1)%
Adjusted Free Cash Flow[2]	$383	$576	(33.5)%	$643	$745	(13.7)%
Net Income, As Adjusted[2]	$186	$347	(46.4)%	$104	$318	(67.3)%
Weighted Average Shares Outstanding (diluted)	356	358		356	368

Narrowing 2016 Guidance and Providing 2017 Full Year Guidance (in millions):

	2016	2017

Adjusted EBITDA[2]	$1,800 - 1,850	$1,800 - 1,950
Adjusted Free Cash Flow[2]	$710 - 760	$710 - 860

Recent Achievements:

•	Power and Commercial Operations:

—	Generated record 34 million MWh[3] in the third quarter of 2016

—	Achieved top quartile[4] safety metrics: 0.56 total recordable incident rate through third quarter

—	Delivered strong third quarter fleetwide starting reliability: 98.3%

—	Champion Energy ranked highest in customer satisfaction among Texas retail electric providers by J.D. Power for sixth time in past seven years

—
Entered into a new five-year steam agreement, subject to certain conditions precedent, with a wholly owned subsidiary of The Dow Chemical Company to provide steam from our Texas City Power Plant through 2021

—
Entered into a new five-year PPA with USS-POSCO Industries to provide 50 MW of energy and steam from our Los Medanos Energy Center commencing in January 2017, which also provides for yearly extensions through 2024

—	Completed repairs on our Geysers assets to generate renewable power for our customers at pre-fire capacity levels

•	Portfolio and Balance Sheet Management:

—
Announced accretive acquisition of leading commercial and industrial retail electricity provider Noble Americas Energy Solutions, LLC for $800 million plus approximately $100 million of estimated net working capital at closing

—	Announced and closed on the sale of our Mankato Power Plant to Southern Power Company for $396 million[5]

—	Received approval from ERCOT to economically retire our 400 MW Clear Lake Power Plant by February 2017
________

[1]	Reported as Net Income attributable to Calpine on our Consolidated Condensed Statements of Operations.

[2]	Non-GAAP financial measure, see “Regulation G Reconciliations” for further details.

[3]	Includes generation from power plants owned but not operated by Calpine and our share of generation from unconsolidated power plants.

[4]	According to EEI Safety Survey (2015).

[5]	Excluding working capital and other adjustments.

Calpine Reports Third Quarter 2016 Results
October 28, 2016

(HOUSTON, Texas) October 28, 2016 – Calpine Corporation (NYSE: CPN) today reported Net Income1 of $295 million, or $0.83 per diluted share, for the third quarter of 2016 compared to $273 million, or $0.76 per diluted share, in the prior year period. Net Income for the first nine months of 2016 was $68 million, or $0.19 per diluted share, compared to $282 million, or $0.77 per diluted share, in the prior year period. The increase in Net Income during the third quarter was primarily due to an increase in mark-to-market gains and lower income tax expense, offset by lower commodity revenue, net of commodity expense. The decrease in Net Income during the first nine months of 2016 was primarily due to lower commodity revenue, net of commodity expense.

Adjusted EBITDA2 for the third quarter was $632 million compared to $791 million in the prior year period, and Adjusted Free Cash Flow2 was $383 million compared to $576 million in the prior year period. The decreases in Adjusted EBITDA and Adjusted Free Cash Flow were primarily due to lower Commodity Margin2, largely driven by lower energy margins due to decreased contribution from hedges. Net Income, As Adjusted2, for the third quarter of 2016 was $186 million compared to $347 million in the prior year period. The decrease in Net Income, As Adjusted, was primarily due to lower commodity revenue, net of commodity expense, as previously discussed.

Adjusted EBITDA in the first nine months of 2016 was $1,458 million, compared to $1,586 million in the prior year period, and Adjusted Free Cash Flow was $643 million compared to $745 million in the prior year period. The decreases in Adjusted EBITDA and Adjusted Free Cash Flow were largely due to lower Commodity Margin, driven primarily by lower energy margins due to decreased contribution from hedges. Net Income, As Adjusted, for the first nine months of 2016 was $104 million compared to $318 million in the prior year period. The decrease in Net Income, As Adjusted, was primarily due to lower commodity revenue, net of commodity expense, as previously discussed.

“Calpine’s wholesale power generation fleet continued to demonstrate its operational excellence during the third quarter, producing a record 34 million MWh with 98% fleetwide starting reliability and zero OSHA recordable events,” said Thad Hill, Calpine’s President and Chief Executive Officer. “In addition, we are accretively recycling capital from non-core wholesale assets into Noble Americas Energy Solutions, the nation’s best-in-class independent supplier of power to large commercial and industrial retail customers.
“Noble’s geographic footprint and direct-sales approach complement our existing Champion Energy retail platform. Strategically, this acquisition increases our retail scale, further diversifies our company and moves us closer to customers in our core deregulated markets of California, Texas and the Northeast.
“Also today, we are narrowing our 2016 Adjusted EBITDA guidance range to $1.8 billion to $1.85 billion. While we anticipated lower 2016 summer hedge pricing relative to 2015, actual summer liquidations disappointed relative to expectations. As we look toward next year, we introduce our 2017 Adjusted EBITDA guidance of $1.8 billion to $1.95 billion and Adjusted Free Cash Flow of $710 million to $860 million, growing Adjusted Free Cash Flow by approximately 7% over 2016, based on the midpoint. In 2017, the accretive retail acquisition of Noble will triple the Adjusted EBITDA and Free Cash Flow derived from the facilities for which we have previously announced divestitures - Mankato, Osprey and South Point. And now our focus will be to integrate Noble, close on remaining non-core portfolio sales and complete the York 2 expansion project, while controlling costs and operating safely and effectively.
“Ultimately, we believe our unique wholesale power generation portfolio, complemented by a growing retail business, will generate strong cash flow returns for years to come. Moreover, we expect that more than 65% of our current market capitalization will be available over the next three years for deployment towards growth, debt reduction or return to shareholders.”

Calpine Reports Third Quarter 2016 Results
October 28, 2016

SUMMARY OF FINANCIAL PERFORMANCE

Third Quarter Results

Adjusted EBITDA for the third quarter of 2016 was $632 million compared to $791 million in the prior year period. The year-over-year decrease in Adjusted EBITDA was primarily related to a $154 million decrease in Commodity Margin, reflecting:

–	lower energy margins due to decreased contribution from wholesale hedges across our segments and lower realized spark spreads in our Texas segment,

–	the net impact of our contracts, including the expiration of a PPA at our Pastoria Energy Center, partially offset by a new PPA at our Morgan Energy Center and

–	lower regulatory capacity revenue, primarily in the West and PJM, partially offset by

+	increased contribution from our retail hedging activity and

+
the impact of our portfolio management activities, including a full quarter of energy and capacity revenue associated with the operation of our 695 MW Granite Ridge Energy Center, which was acquired on February 5, 2016.

Adjusted Free Cash Flow was $383 million in the third quarter of 2016 compared to $576 million in the prior year period. Adjusted Free Cash Flow decreased during the period primarily due to lower Adjusted EBITDA, as previously discussed, as well as higher major maintenance costs associated with our scheduled maintenance.

Year-to-Date Results

Adjusted EBITDA for the nine months ended September 30, 2016, was $1,458 million compared to $1,586 million in the prior year period. The year-over-year decrease in Adjusted EBITDA was primarily related to a $109 million decrease in Commodity Margin and a $14 million increase in plant operating expense6 that was largely driven by portfolio changes. The decrease in Commodity Margin was primarily due to:

–	lower energy margins due to decreased contribution from wholesale hedges across our segments and lower realized spark spreads in our Texas segment,

–	the net impact of our contracts, including the expiration of a PPA at our Pastoria Energy Center and of the Greenleaf operating lease, partially offset by a new PPA at our Morgan Energy Center and

–	lower regulatory capacity revenue, primarily in the West, partially offset by

+	a natural gas pipeline transportation billing credit received in the West segment in the second quarter,

+	increased contribution from our retail hedging activity and

+
the impact of our portfolio management activities, primarily including approximately eight months of energy and capacity revenue associated with our 695 MW Granite Ridge Energy Center, which was acquired on February 5, 2016, and approximately five months associated with our 309 MW Garrison Energy Center, which commenced commercial operations in June 2015.

Adjusted Free Cash Flow was $643 million for the nine months ended September 30, 2016, compared to $745 million in the prior year period. Adjusted Free Cash Flow decreased during the period primarily due to lower Adjusted EBITDA, as previously discussed, partially offset by lower major maintenance costs associated with our maintenance schedule.

___________
6Increase in plant operating expense excludes changes in major maintenance expense, stock-based compensation expense, non-cash loss on disposition of assets and other costs. See the table titled “Consolidated Adjusted EBITDA Reconciliation” for the actual amounts of these items for the three and nine months ended September 30, 2016 and 2015.

Calpine Reports Third Quarter 2016 Results
October 28, 2016

REGIONAL SEGMENT REVIEW OF RESULTS

Table 1: Commodity Margin by Segment (in millions)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2016	2015	Variance	2016	2015	Variance
West	$298	$385	$(87)	$749	$843	$(94)
Texas	198	264	(66)	511	583	(72)
East	324	325	(1)	797	740	57
Total	$820	$974	$(154)	$2,057	$2,166	$(109)

West Region

Third Quarter: Commodity Margin in our West segment decreased by $87 million in the third quarter of 2016 compared to the prior year period. Primary drivers were:

–	lower contribution from hedging activity and
–    the expiration of a PPA and a Resource Adequacy contract at our Pastoria Energy Center in December 2015.

Year-to-Date: Commodity Margin in our West segment decreased by $94 million for the nine months ended September 30, 2016, compared to the prior year period. Primary drivers were:

–	lower contribution from hedges,

–	the expiration of a PPA and a Resource Adequacy contract at our Pastoria Energy Center in December 2015 and

–	the expiration of the operating lease related to the Greenleaf power plants in June 2015, partially offset by

+	the receipt of a natural gas pipeline transportation billing credit during the second quarter of 2016.

Texas Region

Third Quarter:  Commodity Margin in our Texas segment decreased by $66 million in the third quarter of 2016 compared to the prior year period. Primary drivers were:

–	lower realized spark spreads resulting from a decrease in hedge value and lower market liquidations, partially offset by

+	positive contribution from our retail hedging activity.

Year-to-Date: Commodity Margin in our Texas segment decreased by $72 million for the nine months ended September 30, 2016, compared to the prior year period. Primary drivers were:

–	lower realized spark spreads resulting from a decrease in hedge value and lower market liquidations, partially offset by

+	positive contribution from our retail hedging activity.

East Region

Third Quarter:  Commodity Margin in our East segment was relatively unchanged in the third quarter of 2016 compared to the prior year period. Primary drivers were:

+	a full quarter of operation at our 695 MW Granite Ridge Energy Center, which was acquired in February 2016,

+	the positive impact of a new PPA associated with our Morgan Energy Center, which became effective in February 2016 and

+	positive contribution from our retail hedging activity, largely offset by

–	lower contribution from hedges and

–	lower regulatory capacity revenue in PJM.

Calpine Reports Third Quarter 2016 Results
October 28, 2016

Year-to-Date: Commodity Margin in our East segment increased by $57 million for the nine months ended September 30, 2016, compared to the prior year period. Primary drivers were:

+
approximately eight months of operation at our 695 MW Granite Ridge Energy Center, which was acquired in February 2016, and approximately five months of operation at our 309 MW Garrison Energy Center, which commenced operations in June 2015,

+	the positive impact of a new PPA associated with our Morgan Energy Center, which became effective in February 2016, and

+	positive contribution from our retail hedging activity, partially offset by

–	lower contribution from hedges.

LIQUIDITY, CASH FLOW AND CAPITAL RESOURCES

Table 2: Liquidity (in millions)

	September 30, 2016	December 31, 2015
Cash and cash equivalents, corporate(1)	$440	$850
Cash and cash equivalents, non-corporate	121	56
Total cash and cash equivalents	561	906
Restricted cash	225	228
Corporate Revolving Facility availability(2)	1,410	1,184
CDHI letter of credit facility availability	39	59
Total current liquidity availability(3)	$2,235	$2,377
____________

(1)	Includes $30 million and $35 million of margin deposits posted with us by our counterparties at September 30, 2016, and December 31, 2015, respectively.

(2)
On February 8, 2016, we amended our Corporate Revolving Facility, extending the maturity by two years to June 27, 2020, and increasing the capacity by an additional $178 million to $1,678 million through June 27, 2018, reverting back to $1,520 million through the maturity date. Further, we increased the letter of credit sublimit by $250 million to $1.0 billion and extended the maturity by two years to June 27, 2020. Our ability to use availability under our Corporate Revolving Facility is unrestricted.

(3)
Our ability to use corporate cash and cash equivalents is unrestricted. Our $300 million CDHI letter of credit facility is restricted to support certain obligations under PPAs, power transmission and natural gas transportation agreements.

Liquidity was approximately $2.2 billion as of September 30, 2016. Cash and cash equivalents decreased during the first nine months of 2016 primarily due to the acquisition of Granite Ridge Energy Center, capital expenditures on construction projects and outages, repayments of project financing, notes payable and financing costs, partially offset by cash provided by operating activities.

Table 3: Cash Flow Activities (in millions)

	Nine Months Ended September 30,
	2016	2015
Beginning cash and cash equivalents	$906	$717
Net cash provided by (used in):
Operating activities	667	559
Investing activities	(841)	(450)
Financing activities	(171)	(167)
Net decrease in cash and cash equivalents	(345)	(58)
Ending cash and cash equivalents	$561	$659

Cash provided by operating activities in the nine months ended September 30, 2016, was $667 million compared to $559 million in the prior year period. The increase in cash provided by operating activities was primarily due to a decrease in working capital, a reduction in cash paid for interest due to our refinancing activities and a reduction in debt modification and extinguishment payments, partially offset by a decrease in income from operations, adjusted for non-cash items.

Calpine Reports Third Quarter 2016 Results
October 28, 2016

Cash used in investing activities was $841 million during the nine months ended September 30, 2016, compared to $450 million in the prior year period. The increase was primarily related to the purchase of Granite Ridge Energy Center for $526 million, partially offset by a decrease in capital expenditures on construction projects and outages.
Cash used in financing activities was $171 million during the nine months ended September 30, 2016, which was primarily related to scheduled repayments of debt and the repayment of our 2019 and 2020 First Lien Term Loans with the proceeds from the issuance of our new 2023 First Lien Term Loan and 2026 First Lien Notes.

CAPITAL ALLOCATION

Our capital allocation philosophy seeks to maximize levered cash returns to equity while maintaining a strong balance sheet. We strive to enhance shareholder value through the combination of investing for growth at attractive returns, managing the balance sheet through debt pay down and returning capital to shareholders. We view our stock as an attractive investment opportunity, and we use the projected returns from share repurchases as the benchmark against which all other investment decisions are measured. We are committed to remaining fiscally disciplined and balanced in our capital allocation decisions.

Acquisition of Noble Americas Energy Solutions, LLC

On October 9, 2016, we announced that we entered into an agreement to purchase Noble Americas Energy Solutions, LLC (NAES) and a swap contract for approximately $800 million plus approximately $100 million of net working capital estimated at closing. We expect to recover approximately $200 million through collateral synergies and the runoff of acquired legacy hedges, substantially within the first year. NAES is a commercial and industrial retail electricity provider with customers in 18 states in the U.S., including California, Texas, the Mid-Atlantic and Northeast, where our wholesale power generation fleet is primarily concentrated. The acquisition of this best-in-class direct energy sales platform is consistent with our stated goal of getting closer to our end-use customers and expands our retail customer base, complementing our existing retail business while providing us a valuable sales channel for reaching a much greater portion of the load we seek to serve. The transaction is expected to close in the fourth quarter of 2016, subject to federal regulatory approval and approval of the shareholders of Noble Group Limited, and will be funded with a combination of cash on hand and debt financing.

Growth and Portfolio Management

East:
York 2 Energy Center: York 2 Energy Center is an 828 MW dual-fuel, combined-cycle project that will be co-located with our York Energy Center in Peach Bottom Township, Pennsylvania. Once complete, the power plant will feature two combustion turbines, two heat recovery steam generators and one steam turbine. The project is now under construction and the initial 760 MW of capacity cleared PJM’s last three base residual auctions with 68 MW of incremental capacity clearing the last two base residual auctions. Due to construction delays, we are now targeting COD in late 2017.
Mankato Power Plant: On October 26, 2016, we, through our indirect, wholly owned subsidiaries New Steamboat Holdings, LLC and Mankato Holdings, LLC, completed the sale of our Mankato Power Plant, a 375 MW natural gas-fired, combined-cycle power plant and 345 MW expansion project under advanced development located in Minnesota, to Southern Power Company, a subsidiary of Southern Company, for $396 million, excluding working capital and other adjustments. This transaction supports our effort to divest non-core assets outside our strategic concentration. We expect to use the proceeds from the sale to fund pending acquisitions and for other corporate purposes. We expect to record a gain on sale of assets, net of approximately $160 million, during the fourth quarter of 2016, and our federal and state NOLs will almost entirely offset the projected taxable gain from the sale.

Calpine Reports Third Quarter 2016 Results
October 28, 2016

Osprey Energy Center: We executed an asset sale agreement in the fourth quarter of 2014 for the sale of our Osprey Energy Center to Duke Energy Florida, Inc. for approximately $166 million, excluding working capital and other adjustments, which will be consummated in January 2017 upon the conclusion of a PPA with a term of 27 months. The sale has received FERC and state regulatory approvals and represents a strategic disposition of a power plant in a wholesale power market dominated by regulated utilities.
PJM and ISO-NE Development Opportunities: We continue to evaluate development projects in the PJM and ISO-NE market areas that feature cost-advantages, such as existing infrastructure and favorable transmission queue positions. These projects continue to advance entitlements (such as permits, zoning and transmission) for potential future development when/if economic as compared to purchasing existing power plants in the region.

Texas:

Clear Lake Power Plant: During the third quarter of 2016, we filed with ERCOT to retire our 400 MW Clear Lake
Power Plant. Built in 1985, Clear Lake is an older technology. Due to growing maintenance costs and lack of adequate compensation in Texas, we have chosen to retire the power plant. ERCOT has approved our plan to cease operations. We are working together with the facility’s bilateral counterparty to mutually agree on a date to cease commercial operations, which is expected no later than February 2017. The book value associated with our Clear Lake Power Plant is immaterial.

Guadalupe Peaking Energy Center: In April 2015, we executed an agreement with Guadalupe Valley Electric Cooperative (“GVEC”) that will facilitate the construction of a 418 MW natural gas-fired peaking power plant to be co-located with our Guadalupe Energy Center. Under the terms of the agreement, construction of the Guadalupe Peaking Energy Center (“GPEC”) may commence at our discretion, so long as the power plant reaches commercial operation by June 1, 2019. When the power plant begins commercial operation, GVEC will purchase a 50% ownership interest in GPEC. Once built, GPEC will feature two fast-ramping combustion turbines capable of responding to peaks in power demand. This project represents a mutually beneficial response to our customer’s desire to have direct access to peaking generation resources, as it leverages the benefits of our existing site and development rights and our construction and operating expertise, as well as our customer’s ability to fund its investment at attractive rates, all while affording us the flexibility of timing the plant’s construction in response to market pricing signals.

West:

South Point Energy Center: On April 1, 2016, we entered into an asset sale agreement for the sale of substantially all of the assets comprising our South Point Energy Center to Nevada Power Company d/b/a NV Energy for approximately $76 million plus the assumption by the purchaser of existing transmission capacity contracts with a future net present value payment obligation of approximately $112 million, approximately $9 million in remaining tribal lease costs and approximately $21 million in near-term repairs, maintenance and capital improvements to restore the power plant to full capacity. The sale is subject to certain conditions precedent, as well as federal and state regulatory approvals, and is expected to close no later than the first quarter of 2017. The natural gas-fired, combined-cycle plant is located on the Fort Mojave Indian Reservation in Mohave Valley, Arizona, and features a summer peak capacity of 504 MW. This transaction supports our effort to divest non-core assets outside our strategic concentration.

Calpine Reports Third Quarter 2016 Results
October 28, 2016

OPERATIONS UPDATE

Third Quarter Power Operations Achievements:

•	Safety Performance:

—	Maintained top quartile[4] safety metrics: 0.56 total recordable incident rate year to date

•	Availability Performance:

—	Achieved low fleetwide forced outage factor: 1.2%

—	Delivered strong fleetwide starting reliability: 98.3%

•	Power Generation:

—	Nine gas-fired plants with third quarter capacity factors greater than 80%:

◦	West: Hermiston, Pastoria

◦	Texas: Bosque, Freestone, Hidalgo, Pasadena

◦	East: Fore River, Kennedy, Morgan

Geysers Wildfire Impact

In September 2015, a wildfire spread to our Geysers assets in Lake and Sonoma counties, California. The wildfire affected several of our geothermal power plants in the region, which sustained damage to ancillary structures such as cooling towers and communication/electric deliverability infrastructure. Repairs have been completed and our Geysers assets are currently generating renewable power for our customers at pre-fire levels.

We believe the repair and replacement costs, as well as our net revenue losses relating to the wildfire, will be limited to our insurance deductibles of approximately $36 million, all of which was recognized in 2015. Any losses incurred in 2016 related to the wildfire will be primarily offset by insurance proceeds, when such proceeds are realizable. We record insurance proceeds in the same financial statement line as the related loss is incurred and recorded approximately $9 million and $17 million in business interruption proceeds in operating revenues during the three and nine months ended September 30, 2016, respectively. We do not anticipate the wildfire or timing of insurance proceeds recovery to have a material impact on our financial condition, results of operations or cash flows.

Third Quarter Commercial Operations Achievements:

•	Customer Relationships:

—
We entered into a new five-year steam agreement, subject to certain conditions precedent, with a wholly owned subsidiary of The Dow Chemical Company to provide steam from our Texas City Power Plant through 2021.

—
We entered into a new five-year PPA with USS-POSCO Industries to provide 50 MW of energy and steam from our Los Medanos Energy Center commencing in January 2017, which also provides for yearly extensions through 2024.

—
Champion was ranked highest in customer satisfaction among Texas retail electric providers according to the J.D. Power 2016 Electric Provider Retail Customer Satisfaction Study. This is the sixth time Champion Energy has received the top ranking in the past seven years.

Calpine Reports Third Quarter 2016 Results
October 28, 2016

2016 & 2017 FINANCIAL OUTLOOK

(in millions)	Full Year 2016	Full Year 2017
Adjusted EBITDA	$1,800 - 1,850	1,800 - 1,950
Less:
Operating lease payments	25	25
Major maintenance expense and maintenance capital expenditures(1)	410	420
Cash interest, net(2)	635	635
Cash taxes	15	10
Other	5	—
Adjusted Free Cash Flow	$710 - 760	710 - 860

Debt amortization and repayment (3)	$(380)	(200)
Growth capital expenditures	$(285)	(250)
____________

(1)
Includes projected major maintenance expense of $270 million and maintenance capital expenditures of $140 million in 2016 and major maintenance expense of $315 million and maintenance capital expenditures of $105 million in 2017. Capital expenditures exclude major construction and development projects.

(2)	Includes commitment, letter of credit and other fees from consolidated and unconsolidated investments, net of capitalized interest and interest income.

(3)
2016 amount includes $210 million of recurring amortization, as well as $120 million of callable 7 7/8% 2023 Senior Secured Notes and buyout of Pasadena lessor interest. 2017 amount includes $200 million of recurring amortization.

As detailed above, today we are narrowing our 2016 guidance range. We now expect Adjusted EBITDA of $1.8 billion to $1.85 billion and Adjusted Free Cash Flow of $710 million to $760 million. We expect to invest $285 million in our growth projects throughout 2016, primarily the construction of York 2 Energy Center.

We are also initiating guidance for 2017. We expect Adjusted EBITDA of $1.8 billion to $1.95 billion and Adjusted Free Cash Flow of $710 million to $860 million. We expect to invest $250 million in our ongoing growth-related projects during 2017, primarily the construction of York 2 Energy Center.

INVESTOR CONFERENCE CALL AND WEBCAST

We will host a conference call to discuss our financial and operating results for the third quarter on Friday, October 28, 2016, at 10 a.m. Eastern time / 9 a.m. Central time. A listen-only webcast of the call may be accessed through our website at www.calpine.com, or by dialing (800) 446-1671 in the U.S. or (847) 413-3362 outside the U.S. The confirmation code is 43406531. A recording of the call will be made available for a limited time on our website or by dialing (888) 843-7419 in the U.S. or (630) 652-3042 outside the U.S. and providing confirmation code 43406531. Presentation materials to accompany the conference call will be on our website on October 28, 2016.

ABOUT CALPINE

Calpine Corporation is America’s largest generator of electricity from natural gas and geothermal resources.  Our fleet of 82 power plants in operation or under construction represents nearly 27,000 megawatts of generation capacity.  Through wholesale power operations and our retail business, Champion Energy, we serve customers in 20 states and Canada. We specialize in developing, constructing, owning and operating natural gas-fired and renewable geothermal power plants that use advanced technologies to generate power in a low-carbon and environmentally responsible manner. Our clean, efficient, modern and flexible fleet is uniquely positioned to benefit from the secular trends affecting our industry, including the abundant and affordable supply of clean natural gas, stricter environmental regulation, aging power generation infrastructure and the increasing need for dispatchable power plants to successfully integrate intermittent renewables into the grid. Please visit www.calpine.com to learn more about why Calpine is a generation ahead - today, or visit www.championenergyservices.com for details on Champion’s award-winning retail electric services.

Calpine’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, has been filed with the Securities and Exchange Commission (SEC) and is available on the SEC’s website at www.sec.gov.

Calpine Reports Third Quarter 2016 Results
October 28, 2016

FORWARD-LOOKING INFORMATION

In addition to historical information, this release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act, and Section 21E of the Exchange Act. Forward-looking statements may appear throughout this release. We use words such as “believe,” “intend,” “expect,” “anticipate,” “plan,” “may,” “will,” “should,” “estimate,” “potential,” “project” and similar expressions to identify forward-looking statements. Such statements include, among others, those concerning our expected financial performance and strategic and operational plans, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. You are cautioned that any such forward-looking statements are not guarantees of future performance and that a number of risks and uncertainties could cause actual results to differ materially from those anticipated in the forward-looking statements. Such risks and uncertainties include, but are not limited to:

•
Financial results that may be volatile and may not reflect historical trends due to, among other things, seasonality of demand, fluctuations in prices for commodities such as natural gas and power, changes in U.S. macroeconomic conditions, fluctuations in liquidity and volatility in the energy commodities markets and our ability and extent to which we hedge risks;

•
Laws, regulations and market rules in the markets in which we participate and our ability to effectively respond to changes in laws, regulations or market rules or the interpretation thereof including those related to the environment, derivative transactions and market design in the regions in which we operate;

•
Our ability to manage our liquidity needs, access the capital markets when necessary and comply with covenants under our Senior Unsecured Notes, First Lien Notes, First Lien Term Loans, Corporate Revolving Facility, CCFC Term Loans and other existing financing obligations;

•	Risks associated with the operation, construction and development of power plants, including unscheduled outages or delays and plant efficiencies;

•
Risks related to our geothermal resources, including the adequacy of our steam reserves, unusual or unexpected steam field well and pipeline maintenance requirements, variables associated with the injection of water to the steam reservoir and potential regulations or other requirements related to seismicity concerns that may delay or increase the cost of developing or operating geothermal resources;

•
Competition, including from renewable sources of power, interference by states in competitive power markets through subsidies or similar support for new or existing power plants, and other risks associated with marketing and selling power in the evolving energy markets;

•
Structural changes in the supply and demand of power resulting from the development of new fuels or technologies and demand-side management tools (such as distributed generation, power storage and other technologies);

•	The expiration or early termination of our PPAs and the related results on revenues;

•	Future capacity revenue may not occur at expected levels;

•
Natural disasters, such as hurricanes, earthquakes, droughts, wildfires and floods, acts of terrorism or cyber-attacks that may impact our power plants or the markets our power plants or retail operations serve and our corporate headquarters;

•	Disruptions in or limitations on the transportation of natural gas or fuel oil and the transmission of power;

•	Our ability to manage our customer and counterparty exposure and credit risk, including our commodity positions;

•	Our ability to attract, motivate and retain key employees;

•	Present and possible future claims, litigation and enforcement actions that may arise from noncompliance with market rules promulgated by the SEC, CFTC, FERC and other regulatory bodies; and

•
Other risks identified in this press release, in our Annual Report on Form 10-K for the year ended December 31, 2015, in our Quarterly Report on Form 10-Q for the three months ended September 30, 2016, and in other reports filed by us with the SEC.

Given the risks and uncertainties surrounding forward-looking statements, you should not place undue reliance on these statements. Many of these factors are beyond our ability to control or predict. Our forward-looking statements speak only as of the date of this release. Other than as required by law, we undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

Calpine Reports Third Quarter 2016 Results
October 28, 2016

CALPINE CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	(in millions, except share and per share amounts)
Operating revenues:
Commodity revenue	$2,063	$1,888	$5,199	$4,933
Mark-to-market gain (loss)	287	55	(79)	89
Other revenue	5	5	14	14
Operating revenues	2,355	1,948	5,134	5,036
Operating expenses:
Fuel and purchased energy expense:
Commodity expense	1,294	943	3,197	2,754
Mark-to-market (gain) loss	178	130	(57)	95
Fuel and purchased energy expense	1,472	1,073	3,140	2,849
Plant operating expense	215	200	741	732
Depreciation and amortization expense	161	166	503	484
Sales, general and other administrative expense	33	33	106	100
Other operating expenses	18	16	55	56
Total operating expenses	1,899	1,488	4,545	4,221
(Income) from unconsolidated investments in power plants	(6)	(6)	(16)	(18)
Income from operations	462	466	605	833
Interest expense	158	159	472	471
Interest (income)	(1)	(1)	(3)	(3)
Debt modification and extinguishment costs	—	—	15	32
Other (income) expense, net	8	1	21	8
Income before income taxes	297	307	100	325
Income tax expense (benefit)	(4)	28	17	32
Net income	301	279	83	293
Net income attributable to the noncontrolling interest	(6)	(6)	(15)	(11)
Net income attributable to Calpine	$295	$273	$68	$282

Basic earnings per common share attributable to Calpine:
Weighted average shares of common stock outstanding (in thousands)	354,215	355,443	353,929	365,053
Net income per common share attributable to Calpine — basic	$0.83	$0.77	$0.19	$0.77

Diluted earnings per common share attributable to Calpine:
Weighted average shares of common stock outstanding (in thousands)	356,352	357,676	355,980	368,219
Net income per common share attributable to Calpine — diluted	$0.83	$0.76	$0.19	$0.77

Calpine Reports Third Quarter 2016 Results
October 28, 2016

CALPINE CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited)

	September 30,	December 31,
	2016	2015
	(in millions, except share and per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$561	$906
Accounts receivable, net of allowance of $5 and $2	801	644
Inventories	518	475
Margin deposits and other prepaid expense	178	137
Restricted cash, current	210	216
Derivative assets, current	959	1,698
Current assets held for sale	452	—
Other current assets	36	19
Total current assets	3,715	4,095
Property, plant and equipment, net	13,069	13,012
Restricted cash, net of current portion	15	12
Investments in power plants	80	79
Long-term derivative assets	323	313
Long-term assets held for sale	—	130
Other assets	786	1,040
Total assets	$17,988	$18,681
LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$590	$552
Accrued interest payable	144	129
Debt, current portion	197	221
Derivative liabilities, current	991	1,734
Other current liabilities	392	412
Total current liabilities	2,314	3,048
Debt, net of current portion	11,623	11,716
Long-term derivative liabilities	436	473
Other long-term liabilities	344	277
Total liabilities	14,717	15,514

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value per share; authorized 100,000,000 shares, none issued and outstanding	—	—
Common stock, $0.001 par value per share; authorized 1,400,000,000 shares, 359,609,997 and 356,755,747 shares issued, respectively, and 359,080,056 and 356,662,004 shares outstanding, respectively	—	—
Treasury stock, at cost, 529,941 and 93,743 shares, respectively	(7)	(1)
Additional paid-in capital	9,618	9,594
Accumulated deficit	(6,237)	(6,305)
Accumulated other comprehensive loss	(170)	(179)
Total Calpine stockholders’ equity	3,204	3,109
Noncontrolling interest	67	58
Total stockholders’ equity	3,271	3,167
Total liabilities and stockholders’ equity	$17,988	$18,681

Calpine Reports Third Quarter 2016 Results
October 28, 2016

CALPINE CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended September 30,
	2016	2015
	(in millions)
Cash flows from operating activities:
Net income	$83	$293
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization(1)	672	519
Debt extinguishment costs	15	1
Deferred income taxes	15	12
Mark-to-market activity, net	21	4
(Income) from unconsolidated investments in power plants	(16)	(18)
Return on unconsolidated investments in power plants	19	23
Stock-based compensation expense	23	19
Other	1	(1)
Change in operating assets and liabilities, net of effect of acquisition:
Accounts receivable	(168)	42
Derivative instruments, net	(71)	(44)
Other assets	(75)	(199)
Accounts payable and accrued expenses	46	(200)
Other liabilities	102	108
Net cash provided by operating activities	667	559
Cash flows from investing activities:
Purchases of property, plant and equipment	(337)	(411)
Purchase of Granite Ridge Energy Center	(526)	—
(Increase) Decrease in restricted cash	2	(31)
Other	20	(8)
Net cash used in investing activities	$(841)	$(450)

(Table continues)

Calpine Reports Third Quarter 2016 Results
October 28, 2016

CALPINE CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS — (Continued)
(Unaudited)

	Nine Months Ended September 30,
	2016	2015
	(in millions)
Cash flows from financing activities:
Borrowings under First Lien Term Loans	$556	$1,592
Repayment of CCFC Term Loans and First Lien Term Loans	(1,220)	(1,622)
Borrowings under Senior Unsecured Notes	—	650
Borrowings under First Lien Notes	625	—
Repurchase of First Lien Notes	—	(147)
Repayments of project financing, notes payable and other	(98)	(102)
Financing costs	(27)	(17)
Stock repurchases	—	(510)
Shares withheld for tax obligations on share-based awards	(5)	(11)
Other	(2)	—
Net cash used in financing activities	(171)	(167)
Net decrease in cash and cash equivalents	(345)	(58)
Cash and cash equivalents, beginning of period	906	717
Cash and cash equivalents, end of period	$561	$659

Cash paid during the period for:
Interest, net of amounts capitalized	$421	$465
Income taxes	$10	$19

Supplemental disclosure of non-cash investing and financing activities:
Change in capital expenditures included in accounts payable	$(4)	$(17)
Additions to property, plant and equipment through capital lease	$—	$9
__________

(1)
Includes amortization recorded in Commodity Revenue and Commodity Expense associated with intangible assets and amortization recorded in interest expense associated with debt issuance costs and discounts.

Calpine Reports Third Quarter 2016 Results
October 28, 2016

REGULATION G RECONCILIATIONS

In addition to disclosing financial results in accordance with U.S. GAAP, the accompanying third quarter 2016 earnings release contains non-GAAP financial measures. Net Income, As Adjusted, Commodity Margin, Adjusted EBITDA and Adjusted Free Cash Flow are non-GAAP financial measures that we use as measures of our performance. These non-GAAP measures should be viewed as a supplement to and not a substitute for our U.S. GAAP measures of performance, and the financial results calculated in accordance with U.S. GAAP and reconciliations from these results should be carefully evaluated.

Net Income, As Adjusted, represents net income attributable to Calpine, adjusted for certain non-cash and non-recurring items, including mark-to-market (gain) loss on derivatives, debt modification and extinguishment costs and other adjustments. Net Income, As Adjusted, is presented because we believe it is a useful tool for assessing the operating performance of our company in the current period. Net Income, As Adjusted, is not intended to represent net income, the most comparable U.S. GAAP measure, as an indicator of operating performance, and is not necessarily comparable to similarly titled measures reported by other companies.

Commodity Margin includes our power and steam revenues, sales of purchased power and physical natural gas, capacity revenue, revenue from renewable energy credits, sales of surplus emission allowances, transmission revenue and expenses, fuel and purchased energy expense, fuel transportation expense, environmental compliance expense, and realized settlements from our marketing, hedging, optimization and trading activities, but excludes mark-to-market activity and other revenues. We believe that Commodity Margin is a useful tool for assessing the performance of our core operations and is a key operational measure reviewed by our chief operating decision maker. Commodity Margin does not intend to represent income from operations, the most comparable U.S. GAAP measure, as an indicator of operating performance and is not necessarily comparable to similarly titled measures reported by other companies.

Adjusted EBITDA represents net income attributable to Calpine before net (income) attributable to the noncontrolling interest, interest, taxes, depreciation and amortization, adjusted for certain non-cash and non-recurring items as detailed in the following reconciliation. Adjusted EBITDA is not intended to represent cash flows from operations or net income as defined by U.S. GAAP as an indicator of operating performance and is not necessarily comparable to similarly titled measures reported by other companies.

We believe Adjusted EBITDA is useful to investors and other users of our financial statements in evaluating our operating performance because it provides them with an additional tool to compare business performance across companies and across periods. We believe that EBITDA is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired.

Additionally, we believe that investors commonly adjust EBITDA information to eliminate the effects of restructuring and other expenses, which vary widely from company to company and impair comparability. As we define it, Adjusted EBITDA represents EBITDA adjusted for the effects of impairment losses, gains or losses on sales, dispositions or retirements of assets, any mark-to-market gains or losses from accounting for derivatives, adjustments to exclude the Adjusted EBITDA related to the noncontrolling interest, stock-based compensation expense, operating lease expense, non-cash gains and losses from foreign currency translations, major maintenance expense, gains or losses on the repurchase, modification or extinguishment of debt, non-cash GAAP-related adjustments to levelize revenues from tolling agreements and any unusual or non-recurring items plus adjustments to reflect the Adjusted EBITDA from our unconsolidated investments. We adjust for these items in our Adjusted EBITDA as our management believes that these items would distort their ability to efficiently view and assess our core operating trends.

In summary, our management uses Adjusted EBITDA as a measure of operating performance to assist in comparing performance from period to period on a consistent basis and to readily view operating trends, as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations, and in communications with our Board of Directors, shareholders, creditors, analysts and investors concerning our financial performance.

Adjusted Free Cash Flow represents net income before interest, taxes, depreciation and amortization, as adjusted, less operating lease payments, major maintenance expense and maintenance capital expenditures, net cash interest, cash taxes and other adjustments, including non-recurring items. Adjusted Free Cash Flow is presented because we believe it is a useful tool for assessing the financial performance of our company in the current period. Adjusted Free Cash Flow is a performance measure and is not intended to represent net income, the most directly comparable U.S. GAAP measure, or liquidity and is not necessarily comparable to similarly titled measures reported by other companies.

Calpine Reports Third Quarter 2016 Results
October 28, 2016

Net Income, As Adjusted Reconciliation

The following table reconciles our Net Income, As Adjusted, to its U.S. GAAP results for the three and nine months ended September 30, 2016 and 2015 (in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net income attributable to Calpine	$295	$273	$68	$282
Debt modification and extinguishment costs(1)	—	—	15	32
Mark-to-market (gain) loss on derivatives(1)(2)	(109)	74	21	4
Net Income, As Adjusted	$186	$347	$104	$318
__________

(1)	Assumes a 0% effective tax rate for these items.

(2)
In addition to changes in market value on derivatives not designated as hedges, changes in mark-to-market (gain) loss also include hedge ineffectiveness and adjustments to reflect changes in credit default risk exposure.

Commodity Margin Reconciliation

The following tables reconcile our Commodity Margin to its U.S. GAAP results for the three and nine months ended September 30, 2016 and 2015 (in millions):

	Three Months Ended September 30, 2016
				Consolidation
				And
	West	Texas	East	Elimination	Total
Commodity Margin	$298	$198	$324	$—	$820
Add: Mark-to-market commodity activity, net and other(1)	11	110	(51)	(7)	63
Less:
Plant operating expense	79	65	78	(7)	215
Depreciation and amortization expense	56	53	52	—	161
Sales, general and other administrative expense	9	13	12	(1)	33
Other operating expenses	8	2	7	1	18
(Income) from unconsolidated investments in power plants	—	—	(6)	—	(6)
Income from operations	$157	$175	$130	$—	$462

	Three Months Ended September 30, 2015
				Consolidation
				And
	West	Texas	East	Elimination	Total
Commodity Margin	$385	$264	$325	$—	$974
Add: Mark-to-market commodity activity, net and other(1)	68	(98)	(62)	(7)	(99)
Less:
Plant operating expense	87	62	57	(6)	200
Depreciation and amortization expense	61	58	48	(1)	166
Sales, general and other administrative expense	7	15	10	1	33
Other operating expenses	8	2	8	(2)	16
(Income) from unconsolidated investments in power plants	—	—	(6)	—	(6)
Income from operations	$290	$29	$146	$1	$466

Calpine Reports Third Quarter 2016 Results
October 28, 2016

	Nine Months Ended September 30, 2016
				Consolidation
				And
	West	Texas	East	Elimination	Total
Commodity Margin	$749	$511	$797	$—	$2,057
Add: Mark-to-market commodity activity, net and other(2)	(5)	7	(44)	(21)	(63)
Less:
Plant operating expense	268	236	258	(21)	741
Depreciation and amortization expense	181	159	163	—	503
Sales, general and other administrative expense	27	43	36	—	106
Other operating expenses	23	6	27	(1)	55
(Income) from unconsolidated investments in power plants	—	—	(16)	—	(16)
Income from operations	$245	$74	$285	$1	$605

	Nine Months Ended September 30, 2015
				Consolidation
				And
	West	Texas	East	Elimination	Total
Commodity Margin	$843	$583	$740	$—	$2,166
Add: Mark-to-market commodity activity, net and other(2)	173	(47)	(84)	(21)	21
Less:
Plant operating expense	313	233	206	(20)	732
Depreciation and amortization expense	193	157	135	(1)	484
Sales, general and other administrative expense	23	47	29	1	100
Other operating expenses	28	6	24	(2)	56
(Income) from unconsolidated investments in power plants	—	—	(18)	—	(18)
Income from operations	$459	$93	$280	$1	$833
_________

(1)	Includes $40 million and $41 million of lease levelization and $25 million and $4 million of amortization expense for the three months ended September 30, 2016 and 2015, respectively.

(2)	Includes $(2) million and $(1) million of lease levelization and $79 million and $11 million of amortization expense for the nine months ended September 30, 2016 and 2015, respectively.

Calpine Reports Third Quarter 2016 Results
October 28, 2016

Consolidated Adjusted EBITDA Reconciliation

In the following table, we have reconciled our Adjusted EBITDA and Adjusted Free Cash Flow to our net income attributable to Calpine for the three and nine months ended September 30, 2016 and 2015, as reported under U.S. GAAP (in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net income attributable to Calpine	$295	$273	$68	$282
Net income attributable to the noncontrolling interest	6	6	15	11
Income tax expense (benefit)	(4)	28	17	32
Debt modification and extinguishment costs and other (income) expense, net	8	1	36	40
Interest expense, net of interest income	157	158	469	468
Income from operations	$462	$466	$605	$833
Add:
Adjustments to reconcile income from operations to Adjusted EBITDA:
Depreciation and amortization expense, excluding deferred financing costs(1)	160	164	499	480
Major maintenance expense	43	27	186	195
Operating lease expense	6	6	19	23
Mark-to-market (gain) loss on commodity derivative activity	(109)	75	22	6
Adjustments to reflect Adjusted EBITDA from unconsolidated investments and exclude the noncontrolling interest(2)	(4)	(3)	8	6
Stock-based compensation expense	6	7	23	19
Loss on dispositions of assets	1	5	6	8
Contract amortization	25	4	79	11
Other	42	40	11	5
Total Adjusted EBITDA	$632	$791	$1,458	$1,586
Less:
Operating lease payments	6	6	19	23
Major maintenance expense and capital expenditures(3)	84	51	311	330
Cash interest, net(4)	160	156	477	468
Cash taxes	(1)	1	7	18
Other	—	1	1	2
Adjusted Free Cash Flow(5)	$383	$576	$643	$745
Weighted Average Shares Outstanding (diluted)	356	358	356	368
_________

(1)	Excludes depreciation and amortization expense attributable to the non-controlling interest.

(2)	Adjustments to reflect Adjusted EBITDA from unconsolidated investments include (gain) loss on mark-to-market activity of nil for each of the three and nine months ended September 30, 2016 and 2015.

(3)
Includes $45 million and $191 million in major maintenance expense for the three and nine months ended September 30, 2016, respectively, and $39 million and $120 million in maintenance capital expenditures for the three and nine months ended September 30, 2016, respectively. Includes $29 million and $198 million in major maintenance expense for the three and nine months ended September 30, 2015, respectively, and $22 million and $132 million in maintenance capital expenditures for the three and nine months ended September 30, 2015, respectively.

(4)	Includes commitment, letter of credit and other bank fees from both consolidated and unconsolidated investments, net of capitalized interest and interest income.

(5)	Adjusted Free Cash Flow, as reported, excludes changes in working capital, such that it is calculated on the same basis as our guidance.

Calpine Reports Third Quarter 2016 Results
October 28, 2016

Consolidated Adjusted EBITDA Reconciliation (continued)

In the following table, we have reconciled our Adjusted EBITDA to our Commodity Margin, both of which are non-GAAP measures, for the three and nine months ended September 30, 2016 and 2015. Reconciliations for both Adjusted EBITDA and Commodity Margin to comparable U.S. GAAP measures are provided above. Amounts below are shown exclusive of the noncontrolling interest (in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Commodity Margin	$820	$974	$2,057	$2,166
Other revenue	4	4	13	13
Plant operating expense(1)	(163)	(160)	(524)	(510)
Sales, general and administrative expense(2)	(31)	(31)	(95)	(93)
Other operating expenses(3)	(12)	(12)	(37)	(33)
Adjusted EBITDA from unconsolidated investments in power plants	14	15	45	43
Other	—	1	(1)	—
Adjusted EBITDA	$632	$791	$1,458	$1,586
_________

(1)	Shown net of major maintenance expense, stock-based compensation expense, non-cash loss on dispositions of assets and other costs.

(2)	Shown net of stock-based compensation expense and other costs.

(3)	Shown net of operating lease expense, amortization and other costs.

Adjusted EBITDA and Adjusted Free Cash Flow Reconciliation for Guidance (in millions)

Full Year 2016 Range:	Low	High
GAAP Net Income (1)	$220	$270
Plus:
Debt extinguishment costs	15	15
Interest expense, net of interest income	640	640
Depreciation and amortization expense	655	655
Major maintenance expense	265	265
Operating lease expense	25	25
Gain on sale of assets, net	(150)	(150)
Other(2)	130	130
Adjusted EBITDA	$1,800	$1,850
Less:
Operating lease payments	25	25
Major maintenance expense and maintenance capital expenditures(3)	410	410
Cash interest, net(4)	635	635
Cash taxes	15	15
Other	5	5
Adjusted Free Cash Flow	$710	$760
_________

(1)	For purposes of Net Income guidance reconciliation, mark-to-market adjustments are assumed to be nil.

(2)	Other includes stock-based compensation expense, adjustments to reflect Adjusted EBITDA from unconsolidated investments, income tax expense and other items.

(3)	Includes projected major maintenance expense of $270 million and maintenance capital expenditures of $140 million. Capital expenditures exclude major construction and development projects.

(4)	Includes commitment, letter of credit and other bank fees from both consolidated and unconsolidated investments, net of capitalized interest and interest income.

Calpine Reports Third Quarter 2016 Results
October 28, 2016

Adjusted EBITDA and Adjusted Free Cash Flow Reconciliation for Guidance (in millions)

Full Year 2017 Range:	Low	High
GAAP Net Income (1)	$105	$255
Plus:
Interest expense, net of interest income	640	640
Depreciation and amortization expense	640	640
Major maintenance expense	310	310
Operating lease expense	25	25
Other(2)	80	80
Adjusted EBITDA	$1,800	$1,950
Less:
Operating lease payments	25	25
Major maintenance expense and maintenance capital expenditures(3)	420	420
Cash interest, net(4)	635	635
Cash taxes	10	10
Adjusted Free Cash Flow	$710	$860
_________

(1)	For purposes of Net Income guidance reconciliation, mark-to-market adjustments are assumed to be nil.

(2)	Other includes stock-based compensation expense, adjustments to reflect Adjusted EBITDA from unconsolidated investments, income tax expense and other items.

(3)	Includes projected major maintenance expense of $315 million and maintenance capital expenditures of $105 million. Capital expenditures exclude major construction and development projects.

(4)	Includes commitment, letter of credit and other bank fees from both consolidated and unconsolidated investments, net of capitalized interest and interest income.

OPERATING PERFORMANCE METRICS

The table below shows the operating performance metrics for the periods presented:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Total MWh generated (in thousands)(1)(2)	33,552	32,583	84,032	85,104
West	8,343	10,117	19,796	25,800
Texas	13,670	13,576	37,306	36,314
East	11,539	8,890	26,930	22,990

Average availability(2)	97.3%	97.0%	90.9%	90.8%
West	98.9%	97.6%	91.6%	89.6%
Texas	97.0%	97.2%	90.8%	90.9%
East	96.5%	96.2%	90.7%	91.6%

Average capacity factor, excluding peakers	62.6%	63.3%	53.4%	56.3%
West	54.5%	66.0%	43.5%	56.1%
Texas	67.4%	66.9%	61.7%	60.3%
East	64.3%	55.8%	52.4%	50.9%

Steam adjusted heat rate (Btu/kWh)(2)	7,333	7,336	7,307	7,312
West	7,213	7,333	7,276	7,322
Texas	7,142	7,111	7,113	7,096
East	7,660	7,710	7,614	7,660
________

(1)	Excludes generation from unconsolidated power plants and power plants owned but not operated by us.

(2)	Generation, average availability and steam adjusted heat rate exclude power plants and units that are inactive.